Exhibit 99.4

CIT EQUIPMENT COLLATERAL 2004-EF1

ANNUAL STATEMENT OF COMPLIANCE

The undersigned certifies that he is an Executive Vice President of The CIT Group/Equipment Financing, Inc., a corporation organized under the laws of Delaware (“CITEF”), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITEF in connection with a Pooling and Servicing Agreement dated as of May 1, 2004, among CIT Equipment Collateral 2004-EF1, as Issuer, NCT Funding Company, L.L.C., now known as CIT Funding Company, LLC, as Depositor, CIT Financial USA, Inc., in its individual capacity, and CITEF, as Servicer (the “Agreement”). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustees and each of the Rating Agencies that a review of the activities of CITEF during the 2004 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, (a) CITEF has, in all material respects, fulfilled its obligations under the Agreement during the 2004 calendar year and (b) no Servicer Default has occurred or is continuing.

DATED: February 8, 2005

THE CIT GROUP/ EQUIPMENT FINANCING, INC., as Servicer

/s/ Willis Stoddard
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Name: Willis Stoddard
Title: Executive Vice President